                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                   AND MERGER

                                      among

                        STEVEN MYERS & ASSOCIATES, INC.,

                       DECISION-SCIENCE APPLICATIONS, INC.

                              DSA ACQUISITION, INC.


                                       and

                                 GUY A. ACKERSON
                                       AND
                                   GARY LUCAS


                            Dated as of July 22, 1998



                                       TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----

1.      THE MERGER.........................................................................  1
        1.1    Merger......................................................................  1
        1.2    Effective Time of Merger....................................................  2
        1.3    Articles of Incorporation, Bylaws and Board of Directors of Surviving
               Corporation.................................................................  2
        1.4    Effect of Merger............................................................  2
        1.5    Reorganization..............................................................  3

2.      CONVERSION AND EXCHANGE OF STOCK...................................................  3
        2.1    Merger Consideration........................................................  3
        2.2    Conversion of Capital Stock of the Company..................................  3
        2.3    Capital Stock of Newco......................................................  3
        2.4    Options.....................................................................  3
        2.5    Dissenting Shares...........................................................  3
        2.6    Fractional Shares...........................................................  4
        2.7    Escrow of Shares............................................................  4
        2.8    Exchange of Certificates....................................................  4

3.      CLOSING............................................................................  5
        3.1    Closing.....................................................................  5
        3.2    Closing Deliveries..........................................................  5

4.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................  7
        4.1    Due Organization............................................................  7
        4.2    Authorization; No Conflicts.................................................  7
        4.3    Capital Stock...............................................................  8
        4.4    Transactions in Capital Stock and Spin-offs.................................  8
        4.5    No Bonus Shares.............................................................  8
        4.6    Subsidiaries................................................................  8
        4.7    SM&A Stock Ownership........................................................  9
        4.8    Financial Statements........................................................  9
        4.9    Liabilities and Obligations.................................................  9
        4.10   Approvals...................................................................  9
        4.11   Accounts and Notes Receivable...............................................  9
        4.12   Intellectual Property....................................................... 10
        4.13   Permits..................................................................... 10
        4.14   Real and Personal Property.................................................. 10
        4.15   Material Contracts and Commitments.......................................... 11
        4.16   Insurance................................................................... 12
        4.17   Employees, Consultants, Etc................................................. 12
        4.18   Benefit Plans; ERISA Compliance............................................. 13
        4.19   Conformity with Law; Pending or Threatened Claims........................... 17

                                                     -i-


                                                                                          Page
                                                                                          ----

        4.20   Taxes....................................................................... 17
        4.21   Government Contracts........................................................ 18
        4.22   Absence of Changes.......................................................... 18
        4.23   Deposit Accounts; Powers of Attorney........................................ 20
        4.24   Relations with Governments.................................................. 20
        4.25   Conflicts of Interest....................................................... 20
        4.26   Environmental Matters....................................................... 21
        4.27   Future Plans and Commitments................................................ 21
        4.28   The Private Placement Memorandum............................................ 21
        4.29   Disclosure.................................................................. 21

5.      REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS....................... 22
        5.1    Authorization; No Conflicts................................................. 22
        5.2    Title to Company Stock...................................................... 22

6.      REPRESENTATIONS AND WARRANTIES OF SM&A............................................. 22
        6.1    Organization and Standing................................................... 22
        6.2    Authorization and Binding Obligation........................................ 22
        6.3    No Conflicts................................................................ 23
        6.4    Approvals................................................................... 23
        6.5    Litigation and Administrative Proceedings................................... 23
        6.6    SM&A Stock Issued in Merger................................................. 23
        6.7    NASDAQ National Market Listing.............................................. 24
        6.8    Taxes....................................................................... 24
        6.9    SEC Documents............................................................... 24
        6.10   Subsidiaries................................................................ 25
        6.11   Financial Statements........................................................ 25
        6.12   Permits..................................................................... 25
        6.13   Conformity with Law; Pending or Threatened Claims........................... 25

7.      COVENANTS.......................................................................... 26
        7.1    Access and Cooperation...................................................... 26
        7.2    Conduct of Business Pending Closing......................................... 26
        7.3    Prohibited Activities....................................................... 27
        7.4    [Reserved].................................................................. 28
        7.5    Release by Principal Shareholders........................................... 28
        7.6    No Shop..................................................................... 28
        7.7    Options..................................................................... 28
        7.8    Conduct of Regulation D Offering............................................ 28

8.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND
        THE PRINCIPAL SHAREHOLDERS......................................................... 28
        8.1    Representations and Warranties; Performance of Obligations.................. 29


                                               -ii-



                                                                                          Page
                                                                                          ----

        8.2    Counsel Approval............................................................ 29
        8.3    No Litigation............................................................... 29
        8.4    No Material Adverse Change.................................................. 29
        8.5    Opinion of Counsel.......................................................... 29
        8.6    Consents and Approvals...................................................... 29
        8.8    Additional Contracts........................................................ 30
        8.9    Good Standing Certificates.................................................. 30
        8.10   Securities Compliance....................................................... 30
        8.11   Tax Opinion................................................................. 30

9.      CONDITIONS PRECEDENT TO OBLIGATIONS OF SM&A AND NEWCO.............................. 30
        9.1    Representations and Warranties; Performance of Obligations.................. 30
        9.2    No Litigation............................................................... 30
        9.3    Examination of Financial Statements......................................... 30
        9.4    No Material Adverse Change.................................................. 31
        9.5    Review...................................................................... 31
        9.6    Counsel Approval............................................................ 31
        9.7    Opinion of Counsel.......................................................... 31
        9.8    Consents and Approvals...................................................... 31
        9.9    Additional Liabilities and Obligations...................................... 31
        9.10   Additional Contracts........................................................ 31
        9.11   Good Standing Certificates.................................................. 32
        9.12   Securities Compliance....................................................... 32
        9.13   Termination of the Company Stock Option Plan................................ 32
        9.14   Options..................................................................... 32
        9.15   Dissenters' Rights.......................................................... 32
        9.16   Compliance With Regulation D and Rule 144................................... 32

10.     INDEMNIFICATION.................................................................... 32
        10.1   Survival.................................................................... 32
        10.2   Indemnification by Shareholders............................................. 33
        10.3   Indemnification by SM&A..................................................... 33
        10.4   Indemnification Procedures.................................................. 33

11.     NONCOMPETITION..................................................................... 35
        11.1   Prohibited Activities of the Principal Shareholders......................... 35
        11.2   Prohibited Activities of SM&A and Newco..................................... 35
        11.3   Acknowledgments............................................................. 35
        11.4   Independent Covenant........................................................ 36

12.     FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON
        SM&A STOCK; REGISTRATION RIGHTS.................................................... 36
        12.1   Regulation D................................................................ 36
        12.2   Registration Rights Agreement; Registration Efforts......................... 36



                                               -iii-


                                                                                          Page
                                                                                          ----

        12.3   Form 8-K.................................................................... 36
        12.4   Legend...................................................................... 37

13.     CERTAIN DEFINITIONS................................................................ 37
        13.1   "Affiliate"................................................................. 37
        13.2   "Average Closing Price for the Base Period"................................. 37
        13.3   "Cash Consideration"........................................................ 37
        13.4   "Cash Exchange Amount"...................................................... 37
        13.5   "Cash Out".................................................................. 37
        13.6   "Cash Out Amount"........................................................... 37
        13.7   "Company Options"........................................................... 37
        13.8   "Company Stock"............................................................. 37
        13.9   "Dissenters' Rights"........................................................ 37
        13.10  "Encumbrances".............................................................. 38
        13.11  "Exchange Act".............................................................. 38
        13.12  "GAAP"...................................................................... 38
        13.13  "Government Authority"...................................................... 38
        13.14  "Knowledge"................................................................. 38
        13.15  "Legal Requirement"......................................................... 38
        13.16  "Material Adverse Effect"................................................... 38
        13.17  "Outstanding Common Shares"................................................. 38
        13.18  "Person".................................................................... 38
        13.19  "Private Placement Memorandum".............................................. 39
        13.20  "Purchase Price Adjustment Amount".......................................... 39
        13.21  "Regulation D".............................................................. 39
        13.22  "SEC"....................................................................... 39
        13.23  "Securities Act"............................................................ 39
        13.24  "Share Consideration"....................................................... 39
        13.25  "Share Exchange Ratio"...................................................... 39
        13.26  "SM&A Stock"................................................................ 39
        13.27  "Technology"................................................................ 39

14.     TERMINATION........................................................................ 39
        14.1   Circumstances of Termination................................................ 39
        14.2   Termination Fee............................................................. 40
        14.3   Effect of Termination....................................................... 41

15.     GENERAL............................................................................ 41
        15.1   Cooperation................................................................. 41
        15.2   Successors and Assigns...................................................... 41
        15.3   Entire Agreement............................................................ 41
        15.4   Counterparts................................................................ 41
        15.5   Brokers and Agents.......................................................... 41
        15.6   Payment of Expenses......................................................... 42


                                              -iv-


                                                                                          Page
                                                                                          ----
        15.7   Attorney's Fees, Prevailing Party........................................... 42
        15.8   Notices..................................................................... 42
        15.9   Governing Law............................................................... 43
        15.10  Exercise of Rights and Remedies............................................. 43
        15.11  Reformation and Severability................................................ 43
        15.12  General Terms............................................................... 43


                                            -v-

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the "Agreement") is made as of the 22nd day of July, 1998, among STEVEN MYERS & ASSOCIATES, INC., a California corporation ("SM&A"); DECISION-SCIENCE APPLICATIONS, INC., a Virginia corporation (the "Company"); DSA ACQUISITION, INC., a California corporation ("Newco"); and GUY A. ACKERSON and GARY L. LUCAS (each a "Principal Shareholder" and collectively the "Principal Shareholders").

        WHEREAS, Newco has been duly organized and is currently existing under the laws of the State of California, having been incorporated solely for the purpose of completing the transactions contemplated hereby, and is a wholly-owned subsidiary of SM&A; and

        WHEREAS, the Principal Shareholders are the record owners of an aggregate of 37,373 shares of common stock of the Company; and

        WHEREAS, the Company owns all the issued and outstanding capital stock of DSA Systems, Inc., a Virginia corporation (the "Subsidiary"); and

        WHEREAS, the respective Boards of Directors of SM&A, Newco and the Company (all of which companies are hereinafter collectively referred to as the "Constituent Corporations") deem it advisable and in the best interests of each of the Constituent Corporations and their respective stockholders that the Company merge with and into Newco (the "Merger") pursuant to the applicable provisions of the laws of the State of California and of the Commonwealth of Virginia (the "Corporate Statutes"), and on the terms and subject to the conditions set forth in this Agreement, the Agreement of Merger attached hereto as Exhibit 0.1 and the Articles of Merger attached hereto as Exhibit 0.2; and

        WHEREAS, the Board of Directors of each of the Constituent Corporations has approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.      THE MERGER.

        1.1 Merger. In accordance with the terms and subject to the conditions of this Agreement, the Agreement of Merger and the Articles of Merger, and pursuant to the Corporate Statutes, at the Effective Time (as defined in Section
1.2 below), the Company shall be merged with and into Newco (herein referred to as the "Surviving Corporation" whenever reference is made to it at or after the Effective Time), all outstanding shares of the capital stock of the Company shall be converted into and become a right to receive shares of the capital stock of the

SM&A and other consideration in accordance with Article 2 below, and the separate existence of the Company shall cease in accordance with Section 1.4 below.

        1.2 Effective Time of Merger. At or before the Closing Date (as defined in Section 3.1), Newco and the Company shall execute the Agreement of Merger and Articles of Merger in substantially the form attached hereto as Exhibit 0.1 and
Exhibit 0.2, respectively, which shall be filed with the Secretary of State of the State of California and the State Corporation Commission of the Commonwealth of Virginia on the Closing Date. The Merger shall become effective upon the filing and recordation of the Agreement of Merger with the Secretary of State of California and the filing and recordation of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia (the "Effective Time").

        1.3 Articles of Incorporation, Bylaws and Board of Directors of Surviving Corporation. At the Effective Time:

               (a) The Articles of Incorporation of Newco shall be amended and restated to read as set forth in Exhibit 1.3 hereto, and such Articles of Incorporation, as amended and restated, shall be the Articles of Incorporation of the Surviving Corporation.

               (b) The Bylaws of Newco shall be the Bylaws of the Surviving Corporation.

               (c) Kenneth W. Colbaugh, the sole director of Newco, shall be the sole director of the Surviving Corporation. Such director shall hold office subject to the laws of the State of California and the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation.

               (d) The officers of the Surviving Corporation shall be as follows: President -Kenneth W. Colbaugh; Chief Financial Officer and Secretary - Ronald A. Hunn.

        1.4 Effect of Merger. The Merger shall have the effects set forth in this Agreement, the Agreement of Merger, the Articles of Merger and the Corporate Statutes. Except as specifically set forth to the contrary in the Corporate Statutes, the Agreement of Merger, the Articles of Merger or in this Agreement, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Newco shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of the Company shall be merged into Newco, and Newco, as the Surviving Corporation, shall be fully vested therewith; at the Effective Time, the separate existence of the Company shall cease and, in accordance with and subject to the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public, as well as of a private nature; and all property and all debts due on whatever account, including subscriptions to shares and all and every other interest of or belonging to or due to Newco or the Company shall be allocated to, and vested in, the Surviving Corporation without further act or deed and without any transfer or assignment having occurred; and all property, rights, privileges, powers, licenses and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Company and Newco; and the title to any real estate, or interest therein, whether by deed or otherwise, under the laws of the State of California and the Commonwealth of Virginia, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Company and Newco and any claim existing, or action or proceeding pending, by or against the Company or Newco may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and all debts, liabilities and duties of the Company and Newco shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

        1.5 Reorganization. The parties intend to adopt this Agreement as a plan of reorganization and to consummate the Merger in accordance with Section 368(a) of the Code.

2.      CONVERSION AND EXCHANGE OF STOCK.

        2.1 Merger Consideration. The aggregate consideration to be paid in the Merger (the "Merger Consideration") shall equal the sum of (i) the Share Consideration and (ii) the Cash Consideration.

        2.2 Conversion of Capital Stock of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of SM&A, the Company or any holder of shares of Company Stock:

               (a) each Outstanding Company Share, other than Dissenting Shares (as hereinafter defined), shall automatically be converted into and become a right to receive (i) that number of shares of SM&A Stock equal to the Share Exchange Ratio and (ii) cash in an amount equal to the Cash Exchange Amount;

               (b) all shares of Company Stock held immediately prior to the Effective Time by the Company as treasury stock or by a subsidiary of the Company shall be cancelled and no Merger Consideration shall be paid with respect thereto; and

               (c) all Dissenting Shares shall be treated in accordance with
        Section 2.5 below.

        2.3 Capital Stock of Newco. Each share of capital stock of Newco issued and outstanding as of the Effective Time shall be unaffected by the Merger.

        2.4 Options. Each Company Option shall be exercised or cancelled prior to the Closing (as hereinafter defined). Some of the holders of Company Options will participate in the Cash Out and their Company Options will be cancelled in exchange for a portion of the Cash Out Amount. Those Company Options that are not cancelled in the Cash Out will vest upon consummation of the Merger and the holders thereof will receive a portion of the Merger Consideration for those shares of Common Stock issuable pursuant to such Company Options less the aggregate exercise price of such Company Options.

        2.5    Dissenting Shares.

                (a) Shares of Company Stock held by a shareholder who has properly exercised dissenters' rights with respect thereto (collectively, the "Dissenting Shares") in accordance with Section 13.1-729, et seq. of the Virginia Code, or any successor provision (the "Dissenters Law"), shall not have a right to receive any Merger Consideration with respect thereto. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in the Dissenters Law.

               (b) The Company shall give SM&A (i) prompt notice of any written demands under the Dissenters Law with respect to any shares of Company Stock, any withdrawal of any such demands and any other instruments served pursuant to the Dissenters Law and received by the Company, and
        (ii) the right to participate in all negotiations and proceedings with respect to any demands under the Dissenters Law with respect to any shares of Company Stock. The Company shall cooperate with SM&A concerning, and shall not, except with the prior written consent of SM&A, voluntarily make any payment with respect to, or offer to settle or settle, any such demands; provided, however, that SM&A shall in no way hinder or prevent the Company from complying with the Company's obligations under the Dissenters Law.

        2.6 Fractional Shares. Notwithstanding anything herein, with respect to each holder of Company Stock, if the aggregate number of shares of SM&A Stock collectively issuable to such holder for conversion of all of such holder's Company Stock pursuant to Section 2.2 includes a fractional share, such fractional share shall be rounded to the nearest whole number.

        2.7 Escrow of Shares. At the Effective Time, SM&A shall deposit twenty-five percent (25%) of the shares of SM&A Stock otherwise issuable to the holders of Company Stock pursuant to Section 2.2(a) (the "Escrow Shares") in escrow for a period of two (2) years (the "Escrow Period") as the source of payment for the indemnification obligations of the shareholders of the Company pursuant to Article 10 below. The Escrow Shares shall be held and disbursed pursuant to the terms of this Agreement and an escrow agreement in substantially the form attached hereto as Exhibit 2.7 (the "Escrow Agreement"). The Escrow Shares shall be determined pro rata based on the SM&A Stock allocable to each former holder of Company Stock. Notwithstanding anything in this Section 2.7 to the contrary and as shall be provided in the Escrow Agreement, in the event that, during the Escrow Period, the average of the closing prices of SM&A Stock on the NASDAQ National Market (or such other national stock exchange on which SM&A Stock is listed) for any twenty (20) consecutive trading days is $5.00 below the Average Closing Price for the Base Period, the Escrow Shares may be sold for cash (subject to the requirements of federal and state securities laws), and the cash proceeds from any such sale shall be substituted for such Escrow Shares as and when sold and placed into escrow.

        2.8    Exchange of Certificates.

               (a) The conversion of shares of Company Stock into the right to receive the Merger Consideration, as provided for by this Agreement, shall occur automatically at the Effective Time without further action by the holders thereof. SM&A or its transfer agent shall, within fifteen (15) business days after the Effective Time, mail to all former holders of record of shares of Company Stock instructions for surrendering their certificates representing such shares of Company Stock in exchange for a certificate representing shares of SM&A Stock as part of the Merger Consideration. Within fifteen (15) business days following such surrender, SM&A or its transfer agent shall mail to each such holder in exchange therefor (subject to the escrow deposit required by Section 2.7) a certificate representing the shares of SM&A Stock into which such shares have been converted as part of the Merger Consideration pursuant to the provisions of this Agreement. Until surrendered, each certificate that prior to the Effective Time represented shares of Company Stock will be deemed to evidence the right to receive the number of shares of SM&A Stock into which such shares of Company Stock has been converted in accordance with Section 2.2.

               (b) The shares of SM&A Stock into which shares of Company Stock shall be converted in the Merger as part of the Merger Consideration shall be deemed to have been issued at the Effective Time. If any certificate for shares of SM&A Stock is to be issued in a name other than that in which the certificate for shares of Company Stock surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to SM&A's transfer agent all documents necessary to evidence and effect such transfer and shall pay to the transfer agent any transfer or other taxes required by reason of the issuance of certificates for such shares of SM&A Stock in a name other than that of the registered holder of the certificates surrendered or to establish to the reasonable satisfaction of the transfer agent that such tax has been paid or is not applicable.

3.      CLOSING.

        3.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Rutan & Tucker, LLP, 611 Anton Boulevard, Suite 1400, Costa Mesa, California, before the close of business on the later of (a) the day after all of the conditions to the Closing set forth in Articles 8 and 9 have been satisfied or waived in writing, or (b) September 15, 1998, or at such other place, time and date as the parties hereto mutually may agree (the "Closing Date").

        3.2 Closing Deliveries. At the Closing, the parties shall have delivered to each other the following closing documents and agreements, and taken the following actions:

               (a) Documents and agreements delivered by or on behalf of each Principal Shareholder and/or the Company, as the case may be, to SM&A:

                      (i)  a duly executed copy of the Escrow Agreement;

                      (ii) a duly executed copy of the Agreement of Merger;

                      (iii) a duly executed copy of the Articles of Merger;

                      (iv) a duly executed copy of the Registration Rights
               Agreement (as hereinafter defined);

                        (v) such certificates of the Company and/or the
                Principal Shareholders as required by Article 9;

                        (vi) an opinion of counsel for the Company,
                substantially in the form attached hereto as Exhibit 3.2(a)(vi);

                        (vii) duly executed copies of Employment Agreements,
                including noncompetition provisions, between the Surviving Corporation and Guy A. Ackerson, James E. Fucillo, David H. Kellogg, Gary L. Lucas and Dana R. Rauscher, substantially in the form attached hereto as Exhibit 3.2(a)(vii) (each an "Employment Agreement");

                        (viii) certificates of Good Standing and Existence of
                the Company and the Subsidiary issued by the State Corporation Commission of the Commonwealth of Virginia and for each other jurisdiction where the Company and the Subsidiary are qualified to do business;

                        (ix) a power of attorney duly executed by each Company
                shareholder who has authorized a person to execute the Escrow Agreement and Registration Rights Agreement on his behalf; and

                        (x) such other documents that may be reasonably
                requested by SM&A.

               (b) Documents and agreements delivered by or on behalf of SM&A and/or Newco, as the case may be, to the Company and/or the Principal Shareholders, as the case may be:

                        (i) a duly executed copy of the Escrow Agreement;

                        (ii) a duly executed copy of the Agreement of Merger;

                        (iii) a duly executed copy of the Articles of Merger;

                        (iv) a duly executed copy of the Registration Rights
                Agreement;

                        (v) such certificates of SM&A and Newco as required by
                Article 8;

                        (vi) an opinion of counsel for SM&A, substantially in
                the form attached hereto as Exhibit 3.2(b)(vi);

                        (vii) duly executed copies of the Employment Agreements;

                        (viii) certificates of Good Standing and Existence of
                SM&A and Newco issued by the Secretary of State of the State of California; and

                        (ix) such other documents that may be reasonably
                requested by the Company.

               (c) SM&A shall deliver to each shareholder of the Company the Cash Consideration to which each shareholder is entitled pursuant to
        Article 2 hereof, provided that each such shareholder delivers to SM&A at the Closing a certificate or certificates representing shares of Common Stock held by each such shareholder immediately prior to the Effective Time, along with such instruments of transfer satisfactory to SM&A.

4.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        The Company represents and warrants that all of the following representations and warranties are true as of the date of this Agreement and shall be true on the Closing Date:

        4.1 Due Organization. Each of the Company and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of Government Authorities to own its properties and assets and to carry on its business in the places and in the manner as it is now conducted, except (a) as disclosed on
Schedule 4.1-1 or (b) where the failure to be so authorized, qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Subsidiary. True and correct copies of the Articles of Incorporation (certified by the State Corporation Commission of the Commonwealth of Virginia) and Bylaws (certified by the Secretary of the Company), as each is amended, of each of the Company and the Subsidiary are attached to Schedule 4.1-2. The stock records and minute books of the Company and the Subsidiary, as heretofore made available to SM&A, are correct and complete (in the case of the minute books, in all material respects).

        4.2 Authorization; No Conflicts. The Company has the full legal right, power and authority to enter into this Agreement, the Agreement of Merger, the Articles of Merger and the Escrow Agreement, and to perform the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement, the Agreement of Merger, the Articles of Merger, and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of each of the Company's and Subsidiary's Articles of Incorporation or Bylaws, (b) violate or conflict with any provision of, or be an event that is (or with the passage of time will result in) a default or violation of, or result in the modification, cancellation or acceleration of (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition or creation of any Encumbrances upon any of the assets of each of the Company and the Subsidiary pursuant to, any Contract (as defined in Section 4.15) to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound, (c) violate or conflict with any Legal Requirement applicable to either the Company or the Subsidiary or any of its properties or assets or any other material restriction of any kind or character to which it is subject, or (d) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority, except as set forth on Schedule 4.10. The Company has received, or will receive prior to the Closing, all necessary approvals from its Board of Directors and shareholders to consummate the Merger. This Agreement has been duly executed and delivered by the

Company, and at the Closing the Agreement of Merger, the Articles of Merger, and the Escrow Agreement, will be duly executed and delivered by the Company, and, assuming the due execution and delivery hereof and thereof by SM&A and Newco, respectively, this Agreement constitutes, and the Agreement of Merger, the Articles of Merger, and the Escrow Agreement, will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with their terms, except as enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and by the exercise of judicial discretion in accordance with equitable principles.

        4.3 Capital Stock. The authorized capital stock of the Company consists solely of 1,000,000 shares of voting common stock, $.01 par value per share, of which 107,589 shares are issued and outstanding and held of record by the persons and in the amounts set forth on Schedule 4.3. The authorized capital stock of the Subsidiary consists solely of 1,000 shares of voting capital stock, of which 100 shares are issued and outstanding and all of which are owned by the Company. All of the issued and outstanding shares of capital stock of the Subsidiary are owned by the Company free and clear of Encumbrances. The issued and outstanding shares of Company Stock and the issued and outstanding shares of capital stock of the Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and such shares were offered, issued, sold and delivered by the Company or the Subsidiary, as the case may be, in compliance with all applicable state and federal securities laws except as set forth on
Schedule 4.3. Neither shares of the Company Stock nor shares of the Subsidiary capital stock were issued in violation of the preemptive rights, if any, of any past or present shareholder.

        4.4 Transactions in Capital Stock and Spin-offs. Except as set forth on
Schedule 4.4, no right of first refusal, option, warrant, call, conversion right or commitment of any kind exists with respect to any outstanding or authorized but unissued capital stock of each of the Company and the Subsidiary. In addition, except as set forth on Schedule 4.4 there are no (a) outstanding securities or obligations that are convertible into or exchangeable for any shares of the capital stock or other equity securities of each of the Company or the Subsidiary, or (b) contracts, arrangements or commitments, written or otherwise, under which the Company or the Subsidiary is or may become bound to sell or otherwise issue any shares of its capital stock or any other equity securities. Without limiting the generality of the foregoing, the Company has done nothing to the Company's Knowledge which would form the basis upon which any person (other than any shareholder identified as a record owner of Company Stock on the Company's stock books, or spouse of a principal of a trust that is such a shareholder) may claim to be in any way the record or beneficial owner of, or to be entitled to acquire (of record or beneficially), any shares of the capital stock or other equity securities of the Company or the Subsidiary. In addition, neither the Company nor the Subsidiary has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof, and there has been no transaction or action taken with respect to the equity ownership of the Company or Subsidiary in contemplation of the transaction described in this Agreement, except as set forth on Schedule 4.4. Except as set forth on Schedule 4.4, since January 31, 1998 there has not been any (a) issuance, sale, repurchase, redemption or other transfer of or transaction in the Company Stock or the Subsidiary capital stock or (b) any sale or spin-off of significant assets of the Company or Subsidiary, in each case other than in the ordinary course of business.

        4.5 No Bonus Shares. Except as set forth on Schedule 4.5, none of the shares of the Company Stock or the Subsidiary capital stock was issued for any consideration other than cash.

        4.6 Subsidiaries. Except for the Subsidiary and except as set forth on
Schedule 4.6, the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity. Except as set forth on Schedule 4.6, each of the Company and the Subsidiary is not, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

        4.7 SM&A Stock Ownership. Since January 29, 1998, the effective date of SM&A's registration statement in respect of its initial public offering, neither the Company, nor the Subsidiary has ever owned any shares of SM&A Stock.

        4.8 Financial Statements. Copies of the following consolidated financial statements (the "Financial Statements") of the Company are attached hereto as
Schedule 4.8:

               (a) The Company's audited consolidated balance sheet as of January 31, 1998 and for the two (2) prior years, and audited consolidated statements of earnings, cash flows and stockholders' equity for the year then ended and for the two (2) prior years; and

               (b) The Company's unaudited consolidated balance sheet as of June 30, 1998 (hereinafter referred to as the "Balance Sheet Date") and unaudited consolidated statements of earnings, cash flows and stockholders' equity for the five-month period then ended.

The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. Such balance sheets present fairly the financial condition of each of the Company and the Subsidiary as of the dates indicated thereon, on a consolidated basis, and such statements of earnings, cash flows and stockholders' equity present fairly the results of its operations for the periods indicated thereon.

        4.9 Liabilities and Obligations. Except as set forth on Schedule 4.4,
Schedule 4.8 and Schedule 4.9, each of the Company and the Subsidiary has no liabilities or obligations of any nature (whether known or unknown, due or to become due, absolute, accrued, contingent or otherwise, and whether or not determined or determinable) and there is no existing condition, situation or set of circumstances which could result in such a liability or obligation, except for liabilities or obligations under any Contract disclosed on Schedule 4.15 hereto. For each such liability for which the amount is not fixed or is contested, the Company has provided on Schedule 4.9 a summary description of the liability. The Company's deferred Tax (as defined in Section 4.20) liability immediately prior to the Effective Time shall not exceed $4,100,000.

        4.10 Approvals. Except as set forth on Schedule 4.10, no authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is or was required to be, and has not been, obtained or made by the Company or the Subsidiary in connection with the execution, delivery or performance of this Agreement.

        4.11 Accounts and Notes Receivable. Schedule 4.11 sets forth an accurate list of the accounts and notes receivable of each of the Company and the Subsidiary as of the Balance Sheet Date, including receivables from and advances to the Subsidiary and the Company's employees and shareholders. Such list includes an aging of all accounts and notes receivable as of the Balance Sheet Date showing amounts due in thirty (30) day aging categories. Except as set forth on Schedule 4.11, and subject to approximately $600,000 in U.S. government hold-backs pending government contract audits, at least ninety percent (90%) of the amount of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of each of the Company and the Subsidiary as being due to either the Company or the Subsidiary (as the case may be) as at the date of this Agreement will be good, payable and collectible in full in the ordinary course of business within one hundred fifty (150) days after the Closing, net of applicable reserves as recorded on the Company's or the Subsidiary's books on the date hereof; no contest with respect to the amount or validity of any amount is pending; and none of such accounts receivable or other debts is or will at the Closing be subject to any counterclaim or set-off. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of the Company and the Subsidiary which is consistent with GAAP applied on a consistent basis.

        4.12 Intellectual Property. To the best Knowledge of the Company, the Company and the Subsidiary owns or has valid, binding and enforceable rights to use all patents, trademarks, trade names, service marks, service names, copyrights, applications for any of the foregoing, and licenses or other rights in respect of any of the foregoing ("Intellectual Property"), used or held for use in connection with its business, without any conflict with the rights of others. Neither the Company nor the Subsidiary has received any notice from any other person pertaining to or challenging the right of the Company or the Subsidiary to use any Intellectual Property or Technology owned or used by or licensed to the Company or the Subsidiary. Other than in the ordinary course of business, neither the Company nor the Subsidiary has granted any outstanding licenses or other rights, and has no obligation to grant any licenses or other rights, under, and the Shareholders of the Company and the employees of each of the Company and the Subsidiary have no rights in or to, any of the Intellectual Property or Technology owned or used by or licensed to the Company or the Subsidiary. No claims have been made by each of the Company or the Subsidiary of any violation or infringement by others of the rights of the Company or the Subsidiary with respect to any Intellectual Property or Technology of the Company or the Subsidiary, and the Company knows of no basis for the making of any such claim.

        The Company has delivered to SM&A on Schedule 4.12 a complete and correct list and/or summary description of all material Intellectual Property and Technology owned by, used by or licensed by each of the Company and the Subsidiary.

        4.13 Permits. Each of the Company and the Subsidiary owns or possesses all franchises, licenses, permits, consents, approvals and authorizations (collectively herein referred to as "Permits"), of any Government Authority which are necessary for the conduct of its business as currently conducted. Each of the foregoing is in full force and effect, and each of the Company and the Subsidiary is in material compliance with all of its obligations with respect thereto, and no event has occurred which permits, or upon the giving of notice or lapse of time or otherwise would permit, revocation or termination of any of the foregoing which would have a Material Adverse Effect upon the Company or the Subsidiary.

        The Company has delivered to SM&A on Schedule 4.13 a complete and correct list and/or summary description of all Permits held by each of the Company and the Subsidiary.

        4.14   Real and Personal Property.

                (a) Schedule 4.14(a) contains an accurate list and/or description of all real property leased by the Company and the Subsidiary. Neither the Company nor Subsidiary owns, nor has it ever owned, any real property.

                (b) Schedule 4.14(b) contains an accurate list of all material items of tangible personal property of every kind or description owned or held by each of the Company and the Subsidiary, and leases or licenses or other rights to possession thereof, and includes an indication as to which assets were formerly or are currently owned by business or personal affiliates of each of the Company and the Subsidiary. All tangible personal property of each of the Company and Subsidiary is in good operating condition and repair, ordinary wear and tear excepted.

                (c) Each of the Company and the Subsidiary has good and marketable title to, or holds by valid lease or license (which lease or license is in full force and effect and, to the best of the Company's Knowledge, binding upon the parties (and their successors) thereto in accordance with their respective terms), the property listed on Schedule 4.14(a) and Schedule 4.14(b), free and clear of all Encumbrances.

        4.15 Material Contracts and Commitments. Schedule 4.15 sets forth a list, complete and correct in all material respects, of the following material oral, and an accurate list of the following material written contracts, commitments and other agreements to which each of the Company and the Subsidiary is a party or by which it or any of its properties is bound (herein collectively referred to as the "Contracts"):

                (a) agreements involving payments, individually or in the aggregate, in excess of $50,000;

                (b) joint venture or partnership agreements or limited liability company agreements;

                (c) loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements (without regard to dollar amount involved);

                (d) leases, licenses, options to purchase real or personal property involving future obligations on the part of the Company which aggregate in excess of $50,000, other than as set forth on Schedule 4.14(a);

                (e) agreements relating to the purchase or acquisition, by merger or otherwise, of a signification portion of the business assets or securities of the Company or the Subsidiary by any other person or of any other person by the Company or the Subsidiary (other than as contemplated by this Agreement);

                (f) contracts upon which the Company or the Subsidiary is substantially dependent or which are otherwise material to the Company or the Subsidiary;

                (g) agreements that limit or restrict the ability of the Company or the Subsidiary to compete or otherwise to conduct its business in any manner or place, or that contain covenants of any other person not to compete with the Company or the Subsidiary;

               (h) any agreement with any holder of securities of the Company or the Subsidiary as such (including, without limitation, any agreement containing an obligation to register any of such securities under any federal or state securities laws);

               (i) agreements with any labor union or association representing any employee of the Company or the Subsidiary;

               (j) agreements with or for the benefit of any affiliates, shareholders, employees, consultants, officers or directors of the Company or the Subsidiary providing for compensation or benefits individually in excess of $60,000 annually, other than those set forth on Schedule 4.17(a) and Schedule 4.17(b);

               (k) agreements that require the Company or the Subsidiary to buy or sell goods or services with respect to which there will be material losses or will be costs and expenses materially in excess of expected receipts;

               (l) agreements not made in the ordinary course of business; and

               (m) any other agreements, whether or not made in the ordinary course of business, that are material to the Company or the Subsidiary.

        The Company has delivered or made available for review by SM&A or its representatives true and complete copies of the written Contracts. Each of the Company and the Subsidiary has complied in all material respects with all commitments and obligations pertaining to any such Contract, and is not in material default under any such Contract and no notice of default has been received, nor to the best of the Company's Knowledge is there any default on the part of any other party to such Contract, or any intent of any such party to attempt to terminate or amend any such Contract.

        4.16 Insurance. Schedule 4.16 sets forth an accurate list of all insurance policies carried by each of the Company and the Subsidiary, and the Company has delivered to SM&A on Schedule 4.16 an accurate list of all insurance loss runs or worker's compensation claims received during the past three (3) policy years. Such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date.

        4.17 Employees, Consultants, Etc.

               (a) Schedule 4.17(a) sets forth (i) an accurate and complete list of (A) all officers and directors of each of the Company and the Subsidiary, (B) all employees of the

        Company and the Subsidiary and (C) all consultants currently performing services for the Company or the Subsidiary, and (ii) an accurate and complete list of all independent contractors and other agents currently performing services for each of the Company and the Subsidiary, setting forth in each case the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of the director, officer, employee, consultant, independent contractor and agent.

                (b) Schedule 4.17(b) sets forth a schedule, accurate and complete, showing all employment agreements and any other agreements to which each of the Company and the Subsidiary is a party or by which it is bound, containing terms providing for (i) compensation or other benefits or consequences upon the happening of a change of control of each of the Company and the Subsidiary and (ii) deferred compensation; together in each case with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby.

                (c) Each of the Company and the Subsidiary has complied with the verification requirements and the record keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA") in all material respects; to the best of the Company's Knowledge, the information and documents on which each of the Company and the Subsidiary relied in complying with IRCA are true and correct; and there have not been any discrimination complaints filed against the Company or the Subsidiary pursuant to IRCA.

                (d) No employees of the Company or the Subsidiary are represented by any labor union or covered by any collective bargaining agreement nor, to the best of the Company's Knowledge, is any campaign to establish such representation in progress.

                (e) Neither the Company nor the Subsidiary has received or been notified of any discrimination complaint filed by any employee, applicant, union, or other party with any Government Authority.

                (f) Each of the Company and the Subsidiary has filed all required reports and information that were due prior to the Closing Date and otherwise has complied with all material applicable regulatory requirements within the jurisdiction of the United States Equal Employment Opportunity Commission, United States Department of Labor and state and local human rights and/or civil rights agencies.

                (g) Neither the Company nor the Subsidiary has received written notice of any intention by any of its employees to terminate his or her employment or to seek a modification in the terms of his or her employment, individually or collectively with other employees.

                (h) Neither the Company nor the Subsidiary is aware that any employee, officer or director is in violation of any obligation of confidentiality to the Company or the Subsidiary.

        4.18 Benefit Plans; ERISA Compliance.

                (a) Schedule 4.18 contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to in this Section 4.18 as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to in this Section 4.18 as "Welfare Plans") and all other Benefit Plans, as defined below, currently maintained in whole or in part, contributed to, or required to be contributed to by each of the Company and the Subsidiary for the benefit of any present or former officer, employee or director of each of the Company and the Subsidiary. For purposes of this Agreement, the term "Benefit Plan" shall mean any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dependent care, cafeteria, employee assistance, scholarship or other plan, program, arrangement or understanding (whether or not legally binding) maintained in whole or in part, contributed to, or required to be contributed to by each of the Company and the Subsidiary for the benefit of any present or former officer, employee or director of each of the Company or the Subsidiary which is not a Pension Plan or Welfare Plan. Each of the Company and the Subsidiary has delivered to SM&A true, complete and correct copies of
        (i) each Pension Plan, Welfare Plan and Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and all amendments (none of which amendments will materially increase to costs of the amended plan), (ii) the three annual reports on Form 5500 most recently filed with the Internal Revenue Service (the "IRS") with respect to each Pension Plan or Welfare Plan (if any such report was required), (iii) the most recent IRS determination letter request for each Pension Plan intended to be qualified under Section 401(a) of the Code and all rulings or determinations concerning such Pension Plan requested of the IRS subsequent to the date of that letter, (iv) the most recent actuarial report for each Pension Plan and Welfare Plan for which an actuarial report is required by ERISA, (v) the most recent summary plan description for each Pension Plan and Welfare Plan for which such summary plan description is required by ERISA and each summary of material modifications prepared, as required by ERISA, after the last summary plan description, (vi) each trust agreement and/or group annuity contract relating to any Benefit Plan, and (vii) all other information reasonably requested by SM&A.

               (b) Each Pension Plan maintained and each pension plan formerly maintained that is or was intended to be qualified under Section 401(a) of the Code has been the subject of a determination letter from the IRS to the effect that such plan is qualified under Section 401(a) of the Code or can still be submitted in a timely manner to the IRS for such a letter, and no such determination letter has been revoked nor has revocation of any such letter been threatened, nor has any such plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs, and nothing has occurred or failed to occur which would cause the loss of such qualification, and all amendments required to be adopted before the Effective Time for any such Pension Plan to continue to be so qualified have been or will be duly and timely adopted; provided however, that to the extent that this representation applies to terminated pension plans, this representation refers to the qualified status of any such plan through the time of its termination. To the best Knowledge of the Company and the Subsidiary, each of the Company and the Subsidiary has paid all premiums (including any applicable interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation (the "PBGC") with respect to each such Pension Plan for which premiums to the PBGC are required and no such Pension Plan in whole or in part maintained by each of the Company and the Subsidiary has been terminated or partially terminated under circumstances which would result in liability to the PBGC.

                (c) To the best Knowledge of the Company and the Subsidiary, except as set forth on Schedule 4.18, each of the Pension Plan, Welfare Plan and Benefit Plans sponsored by, and each of the benefit plans formerly sponsored by, each of the Company and the Subsidiary: (i) has been in substantial compliance with all reporting and disclosure requirements of (x) Part 1 or Subtitle B of Title I of ERISA, if applicable, or (y) other applicable law, (ii) has had the appropriate required Form 5500 (or equivalent annual report) filed timely with the appropriate governmental entity for each year of its existence, (iii) has at all times complied with the bonding requirements of (x) Section 412 of ERISA, if applicable, or (y) other applicable law, (iv) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company or the Subsidiary which may subject the Company or the Subsidiary to the payment of penalty, interest, tax or other obligation that can be expected to have a Material Adverse Effect on the Company or the Subsidiary, nor is there any basis for any imposition of any such liability, and (v) has been maintained in all respects in compliance with the applicable requirements of ERISA, the Code and other applicable law not otherwise covered hereunder so as not to have any Material Adverse Effect on the Company or the Subsidiary.

                (d) All voluntary employee benefit associations maintained by each of the Company and the Subsidiary and intended to be exempt from federal income tax under Section 501(c)(9) of the Code have been submitted to and approved as exempt from federal income tax under
        Section 501(c)(9) of the Code by the IRS, and, to the best Knowledge of the Company and the Subsidiary, nothing has occurred or failed to occur which would cause the loss of such exemption.

                (e) To the best Knowledge of the Company and the Subsidiary, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, severance or other similar provisions in any Pension Plan, Welfare Plan or Benefit Plan. The consummation of any transaction contemplated by this Agreement will not result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company or the Subsidiary to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement; (ii) benefit under any Benefit Plan of the Company or the Subsidiary being established or becoming accelerated, vested or payable; or (iii) payment or series of payments by the Company or the Subsidiary, directly or indirectly, to any person that would constitute a "parachute payment" within the meaning of
        Section 280G of the Code.

               (f) Each of the Company and the Subsidiary provides no material post-retirement medical, health, disability or death protection coverage or contributes to or maintains any employee welfare benefit plan which provides for medical, health, disability or death benefit coverage following termination of employment by any officer, director or employee except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

                (g) No Pension Plan or pension plan subject to Tile IV of ERISA
        (i) that each of the Company and the Subsidiary maintains or maintained, or (ii) to which each of the Company and the Subsidiary is or was obligated to contribute, other than any such plan that is or was a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) had, as of its most recent annual valuation date, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to SM&A. To the best Knowledge of the Company and the Subsidiary, none of such plans subject to Section 302 of ERISA has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA), whether or not waived. None of the Company, the Subsidiary, any officer of the Company or the Subsidiary, or any of the Pension Plan or Welfare Plans (including the Pension Plans and prior pension plans) which are subject to ERISA, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject each of the Company and the Subsidiary or any officer of each of the Company and the Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under ERISA which would have a Material Adverse Effect on the Company or the Subsidiary. To the best Knowledge of the Company and the Subsidiary, no "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to which the thirty (30)-day notice requirement has not been waived has occurred and is continuing with respect to any such Pension Plan, other than as may arise as a result of the consummation of the Merger. Neither the Company nor the Subsidiary has suffered a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 for which each of the Company and the Subsidiary has any liability outstanding that can be expected to have a Material Adverse Effect on the Company or the Subsidiary.

               (h) To the best Knowledge of the Company and the Subsidiary, with respect to any Welfare Plan, (i) each such Welfare Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with any applicable requirements of
        Part 6 of Title I of ERISA and Section 4980B(f) of the Code and (ii) each such Welfare Plan (including any such plan covering retirees or other former employees) may be amended or terminated with respect to health benefits without having a Material Adverse Effect on the Company or the Subsidiary on or at any time after the Consummation Date.

               (i) All contributions required by law or by a collective bargaining or other agreement to be made under the Pension Plan, Welfare Plan or Benefit Plans with respect to all periods through the Effective Date of the Merger, including a pro rata share of contributions due for the current plan year, will have been made by such date or provided for by adequate reserves by each of the Company and the Subsidiary. No changes in contribution rates or benefit levels have been implemented or negotiated (but not yet implemented), with respect to any Pension Plan, Welfare Plan or Benefit Plan since the date on which the information provided in the attached schedule has been provided, and no such changes are scheduled to occur.

               (j) To the best Knowledge of the Company and the Subsidiary, each of the Company and the Subsidiary has not and will not have any liability or obligation for taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses, costs, or any other liability or liabilities of any nature whatsoever arising out of or in any manner relating to any Pension Plan, Welfare Plan or Benefit Plan (including but not limited to employee benefit plans such as foreign plans which are not subject to ERISA), that has been, or is, contributed to by any entity, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code), with the Company or the Subsidiary that can be expected to have a Material Adverse Effect on the Company and the Subsidiary, except to the extent they relate to benefits payable in the ordinary course.

               (k) To the best Knowledge of the Company and the Subsidiary, each of the Company and the Subsidiary has not violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") applicable to its employees prior to the Effective Time of the Merger.

        4.19 Conformity with Law; Pending or Threatened Claims. Each of the Company and the Subsidiary has complied with, and each of the Company and the Subsidiary is not in material default under, any law, rule, ordinance, ruling, directive, or regulation or under any order, award, judgment or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over each of the Company and the Subsidiary or any of its assets or its business, except where the failure to so comply or the default thereunder would not have a Material Adverse Effect on the Company or the Subsidiary. There are no claims, actions, suits or proceedings, pending or, to the Knowledge of the Company threatened, against or affecting the Company or the Subsidiary, at law or in equity, in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over each of the Company and the Subsidiary or its business and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received.

        4.20   Taxes.

               (a) Each of the Company and the Subsidiary has timely filed all federal and other Tax Returns which are required to be filed; and except as set forth in Schedule 4.20-1, there are no waivers or extensions of the statute of limitations, audits or examinations in progress, judicial proceedings, or claims against each of the Company and the Subsidiary for Taxes (including penalties and interest) for any period or periods prior to and including the Balance Sheet Date and no notice of any claim, whether pending or threatened, for Taxes has been received and not paid. Each of the Company and the Subsidiary is not a party to any Tax allocation or sharing agreement (i.e., any agreement or arrangement for the payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which includes the Company and the Subsidiary); there are no requests for rulings in respect of any Tax pending by each of the Company and the Subsidiary with any tax authority; and no penalty or deficiency in respect of any Taxes which has been assessed against the Company or the Subsidiary remains unpaid. The amounts shown as accruals for Taxes on the financial statements of the Company or the Subsidiary as of the Balance Sheet Date delivered to SM&A as a part of Schedule 4.9 are sufficient for the payment of all Taxes of all kinds (including penalties and interest) for any time or arising or incurred in connection with periods on or before the Closing Date and the Company has reserved an amount sufficient to pay all such Taxes. Copies of Tax Returns and franchise tax returns of each of the Company and the Subsidiary for its last three (3) fiscal years, or such shorter period of time as it has existed, are attached hereto as Schedule 4.20-2. For purposes of this Section 4.20, "Tax" shall mean any United States or other federal, state, provincial, local or foreign income, gross receipts, property, sales, goods and services use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, except that the term "Tax" is specifically defined to exclude any Tax incurred by the Company directly or indirectly as a result of the Merger failing to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

               (b) No shareholder of the Company is a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder, and certification to that effect will be delivered to SM&A at the Closing.

               (c) Each of the Company and the Subsidiary has complied in all material respects with all applicable laws, rules and regulations relating to information reporting with respect to payments made to third parties and the withholding of and payment of withheld Taxes and has timely withheld from employee wages and other payments and paid over to the proper taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws or it has finally resolved and fully satisfied any liability for any failure to comply with any such matters.

               (d) There is no pending claim by any taxing authority in any jurisdiction in which each of the Company and the Subsidiary does not pay Taxes or file Tax Returns that the Company or the Subsidiary is required to pay Taxes or file Tax Returns.

               (e) Neither the Company nor the Subsidiary has made an election under Section 341(f) of the Code.

               (f) Neither the Company nor the Subsidiary has agreed nor is required to make any adjustment under Section 481(a) of the Code.

        4.21 Government Contracts. Each of the Company and the Subsidiary is not now and in the last two (2) years has not been a party to any governmental contracts subject to price redetermination or renegotiation, except as set forth on Schedule 4.21.

        4.22 Absence of Changes. Except as set forth on Schedule 4.22, since the Balance Sheet Date, there has not been:

               (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of each of the Company and the Subsidiary;

               (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of each of the Company and the Subsidiary;

               (c) any change in the authorized capital of each of the Company and the Subsidiary or its securities outstanding or any grant by each of the Company and the Subsidiary of any options, warrants, calls, conversion rights or commitments;

               (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of each of the Company and the Subsidiary, except as contemplated by this Agreement;

               (e) any increase in the compensation, bonus, sales commissions, fringe benefits or fee arrangement payable or to become payable by each of the Company and the Subsidiary to any of its officers, directors, shareholders, employees, consultants or agents, other than in the ordinary course of business and consistent with past practice, or any change in the method by which sales commissions are calculated and paid;

               (f) any work interruptions, labor grievances or claims filed materially adversely affecting the business or future prospects of each of the Company and the Subsidiary;

               (g) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of each of the Company and the Subsidiary to any person, other than in the ordinary course of business including, without limitation, the Principal Shareholders and their respective affiliates;

               (h) any cancellation, or agreement to cancel, any material indebtedness or other obligation owing to each of the Company and the Subsidiary, including without limitation any indebtedness or obligation of the Principal Shareholders or any affiliate thereof;

               (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of each of the Company and the Subsidiary or requiring consent of any party to the transfer and assignment of any such assets, property or rights other than rights of SM&A;

               (j) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets, other than in the ordinary course of business and consistent with past practice;

               (k) any waiver of any material rights or claims of each of the Company and the Subsidiary, other than in the ordinary course of business and consistent with past practice and for fair value;

               (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which each of the Company and the Subsidiary is a party;

               (m) any transaction by each of the Company and the Subsidiary outside the ordinary course of its business; or

               (n) any authorization, approval, agreement or commitment to do any of the foregoing.

        4.23 Deposit Accounts; Powers of Attorney. Schedule 4.23 contains an accurate list as of the date of this Agreement, of:

               (a) the name of each financial institution in which each of the Company and the Subsidiary has accounts or safe deposit boxes;

               (b) the names in which the accounts or boxes are held;

               (c) the type of account; and

               (d) the name of each person authorized to draw thereon or have access thereto.

Schedule 4.23 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from each of the Company and the Subsidiary and a description of the terms of such power. Each such power, if any, has been or will be canceled from and after the Closing Date.

        4.24 Relations with Governments. Neither the Company, the Subsidiary nor, to the best of the Company's Knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or the Subsidiary, has used any Company or the Subsidiary funds for improper or unlawful contributions, payments, gifts or entertainment, made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others or accepted or received any unlawful contributions, payments, gifts or expenditures.

        4.25 Conflicts of Interest. Except as disclosed in Schedule 4.25, during the preceding two-year period, neither (a) any past or present officer or director of the Company or the Subsidiary, nor (b) to the best of the Company's Knowledge, any relative of any past or present officer or director of the Company or the Subsidiary, nor (c) to the best of the Company's Knowledge, any corporation, partnership, trust or other entity of which any such past or present officer or director of the Company or the Subsidiary has a direct or indirect interest or is a director, officer, shareholder, partner or trustee, is or has ever been a party, directly or indirectly, to any transaction with the Company or the Subsidiary, including without limitation any agreement or other arrangement providing for the furnishing of services by or to the Company or the Subsidiary or the rental of any property from or to the Company or the Subsidiary, or otherwise requiring or contemplating any payments by or to the Company or the Subsidiary. Except as disclosed in Schedule 4.25, neither any present officer or director, nor, to the best of the Company's Knowledge, any relative of any such officer or director, owns directly or indirectly any interest in any corporation, firm, partnership, trust or other entity or business which is a competitor, potential competitor, customer, client or supplier of each of the Company and the Subsidiary or any related business.

        4.26 Environmental Matters. Each of the Company and the Subsidiary and all of its assets are in compliance with, and are not subject to any liability under, applicable federal, state and local environmental and public or occupational health or safety laws, regulations or codes or requirements relating to manufacture, storage, transport, generation, use, treatment, disposal or handling of pollutants, contaminants, hazardous or toxic wastes, substances, or materials, except where the failure to so comply or the liability thereunder would not have a Material Adverse Effect on the Company or the Subsidiary.

        4.27 Future Plans and Commitments. Schedule 4.27 contains a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real or personal property or existing business, to which each of the Company and the Subsidiary has committed any material funds in the two (2) year period prior to the date of this Agreement, which if pursued by the Company or the Subsidiary would require additional expenditures of significant efforts or capital.

        4.28 The Private Placement Memorandum. The information supplied by each of the Company and the Subsidiary for inclusion in the Private Placement Memorandum relating to the Merger to be sent to shareholders of the Company will not, on the date the Private Placement Memorandum (or any amendment thereof or supplement thereto) is first mailed to shareholders of the Company, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statement made therein not false or misleading. If at any time prior to the Effective Time any event relating to each of the Company, the Subsidiary or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Private

Placement Memorandum or a supplement to the Private Placement Memorandum, the Company shall promptly inform SM&A and Newco.

        4.29 Disclosure. This Agreement and the Schedules hereto and all other documents included on, attached to or delivered with the Schedules hereto or which were otherwise delivered to SM&A pursuant to the provisions of this Agreement do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If the Company or any Principal Shareholder becomes aware prior to the Closing of any fact or circumstance which would change a representation or warranty of the Company or the Principal Shareholders contained in this Agreement, such person shall immediately give written notice of such fact or circumstance to SM&A. However, such notification shall not relieve any person of its or his respective obligations under this Agreement (including, without limitation, under Article 4 or 5, as the case may be), and at the sole option of SM&A, the truth and accuracy of any and all warranties and representations of the Company and each Principal Shareholder at the date of this Agreement and at the Closing, shall be a precondition to the consummation of this transaction.

5.      REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS.

        Each Principal Shareholder, severally, but not jointly, represents and warrants to SM&A and Newco that all of the following representations and warranties are true as of the date of this Agreement and shall be true on the Closing Date:

        5.1 Authorization; No Conflicts. Such Principal Shareholder has the full legal right, power and authority to enter into this Agreement, the Registration Rights Agreement, the Escrow Agreement and the Employment Agreement and to perform the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Escrow Agreement and the Employment Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with any Legal Requirement applicable to such Principal Shareholder, or
(b) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority, except as set forth on Schedule 4.10. This Agreement has been duly executed and delivered by such Principal Shareholder, and at the Closing the Registration Rights Agreement, the Escrow Agreement and the Employment Agreement will be duly executed and delivered by such Principal Shareholder, and, assuming the due execution and delivery hereof and thereof by SM&A, Newco and/or the Surviving Corporation, as the case may be, this Agreement constitutes, and the Registration Rights Agreement, the Escrow Agreement and the Employment Agreement will constitute, the legal, valid and binding obligation of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with their terms, except as enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and by the exercise of judicial discretion in accordance with equitable principles.

        5.2 Title to Company Stock. Such Principal Shareholder has good and marketable title to the number of shares of Company Stock set forth opposite such Principal Shareholder's name on Schedule 4.3, free and clear of Encumbrances.

6.      REPRESENTATIONS AND WARRANTIES OF SM&A.

        SM&A and Newco, jointly and severally, represent and warrant to the Company and the Principal Shareholders that all of the following representations and warranties are true as of the date of this Agreement and shall be true on the Closing Date:

        6.1 Organization and Standing. SM&A and Newco are each corporations duly organized, validly existing and in good standing under the laws of the State of California and SM&A and Newco are each duly authorized, qualified and licensed under all applicable laws, regulations, and ordinances of and orders of Government Authorities to own its properties and assets and to carry on its business in the places and in the manner as it is now conducted except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect on its business. True and correct copies of the Articles of Incorporation (certified by the Secretary of State of California) and Bylaws (certified by the Secretary of SM&A), as each is amended, of each of SM&A and Newco are attached to Schedule 6.1.

        6.2 Authorization and Binding Obligation. Each of SM&A and Newco has full corporate power and authority to enter into and perform this Agreement and the Agreement of Merger, the Articles of Merger, and the Escrow Agreement, and the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Agreement of Merger, the Articles of Merger, and the Escrow Agreement by SM&A and Newco have been duly and validly authorized by all necessary action on their respective parts. This Agreement, the Agreement of Merger, the Articles of Merger, and the Escrow Agreement have been duly executed and delivered by each of SM&A and Newco and constitutes the legal, valid and binding obligations of SM&A and Newco, enforceable against SM&A and Newco in accordance with their terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and by the exercise of judicial discretion in accordance with equitable principles.

        6.3 No Conflicts. The execution, delivery and performance of this Agreement, the Agreement of Merger, the Articles of Merger, the Escrow Agreement, and the agreements to be executed and delivered at the Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of each of SM&A's and Newco's Articles of Incorporation or Bylaws, (b) violate or conflict with any provision of, or be an event that is (or with the passage of time will result in) a default or violation of, or result in the modification, cancellation or acceleration of (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition or creation of any Encumbrances upon any of the assets of each of SM&A and Newco pursuant to, any material contract, mortgage, lien, lease, agreement or instrument to which SM&A or Newco is a party or by which each of SM&A and Newco is bound, (c) violate or conflict with any Legal Requirement applicable to each of SM&A and Newco or any of its properties or assets or any other material restriction of any kind or character to which it is subject, or (d) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority.

        6.4 Approvals. Except as set forth on Schedule 6.4, the execution, delivery and performance of this Agreement by SM&A and Newco and the issuance and delivery of the shares of SM&A Stock to be received by the shareholders in the Merger do not require (a) the consent, approval or authorization of any governmental or regulatory authority having jurisdiction over SM&A or Newco or of any third party that have not been obtained, including the SEC and The Nasdaq Stock Market, or (b) the submission or filing of any notice, report or other filing with any governmental or regulatory authority having jurisdiction over SM&A or Newco, including the SEC and The Nasdaq Stock Market.

        6.5 Litigation and Administrative Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of SM&A, threatened against SM&A or Newco in any federal, state or local court, or before any administrative agency, that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

        6.6 SM&A Stock Issued in Merger. SM&A has taken all necessary action to permit it to issue the number of shares of SM&A Stock required to be issued by it pursuant to this Agreement. The shares of SM&A Stock to be issued in the Merger will, when issued and delivered to the shareholders of the Company as a result of the Merger and pursuant to the terms of this Agreement, be duly and validly issued, fully paid, nonassessable and free of preemptive rights or other restrictions other than those imposed pursuant to securities laws.

    6.7 NASDAQ National Market Listing. SM&A's Stock is duly listed on the NASDAQ National Market and no inquiry or proceeding has been initiated or, to SM&A's best knowledge, threatened for the purpose of causing such listing to be terminated or restricted.

        6.8 Taxes.

               (a) Prior to the Merger, SM&A will be in control of Newco within the meaning of Section 368(c) of the Code. SM&A shall not cause or permit Newco to issue additional shares of its stock that would result in SM&A losing control of Newco within the meaning of Section 368(c) of the Code. No stock of Newco will be issued in the Merger.

               (b) During its corporate existence, Newco has owned no assets, and prior to the Merger shall not own any assets other than the SM&A Stock to be distributed in the Merger.

               (c) As of the date hereof and as of the Effective Time, SM&A has no plan or intention to reacquire any of its stock issued in the Merger.

               (d) SM&A shall not: liquidate Newco, merge Newco with or into another corporation, or sell or otherwise dispose of the stock of Newco, in any transaction other than the Merger, nor cause Newco to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business transfers described in Section 368(a) of the Code, or other liquidations, dispositions or transfers which may be made without disqualifying the Merger as a tax-free reorganization under the Code. Following the Merger, SM&A will cause the Surviving Corporation to continue the historic business of the Company or to use a significant portion of the Company's business assets in a business.

               (e) Both SM&A and the Surviving Corporation shall at all times consistently report on any Tax Return (as defined in Section 4.20) or other filing made with any federal, state or local tax authority that the Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, unless so reporting would subject either SM&A or the Surviving Corporation to penalties pursuant to the Code.

               (f) There is no intercorporate indebtedness existing between the Company and SM&A nor between the Company and Newco that was issued, acquired, or will be settled at a discount. SM&A is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

        6.9 SEC Documents. SM&A has furnished, or within ten (10) days of the date hereof shall furnish, the Company and each Company shareholder with a true and complete copy of each report, schedule, registration statement and definitive proxy statement, if any, filed by SM&A with the SEC on or after January 29, 1998 (the "SEC Documents"), which are all the documents that SM&A was required to file with the SEC under the Exchange Act since that date. The SEC Documents as of their respective dates complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, applicable to such SEC Documents, and none of the SEC Documents as of the date thereof contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The financial statements of SM&A included in the SEC Documents as of their respective dates complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q and subject to normally recurring audit adjustments.

        6.10 Subsidiaries. Except for Space Applications Corporation (and its subsidiary entities Staminet, Inc. and Savant Corporation), SM&A does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity. SM&A is not, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

        6.11 Financial Statements. Copies of the financial statements of SM&A in compliance with GAAP shall be provided as part of the Private Placement Memorandum.

        6.12 Permits. SM&A owns or possesses all Permits of any public or other Government Authority which are necessary for the conduct of its business as currently conducted. Each of the foregoing is in full force and effect, and each of SM&A and Newco is in compliance with all of its obligations with respect thereto, and no event has occurred which permits, or upon giving the notice or lapse of time or otherwise would permit, revocation or termination of any of the foregoing.

        6.13 Conformity with Law; Pending or Threatened Claims. Each of SM&A and Newco has complied with, and each of SM&A and Newco is not in material default under, any law, rule, ordinance, ruling, directive, or regulation or under any order, award, judgment or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over each of SM&A and Newco or any of its assets or its business except where the failure to so comply or default thereunder would not have a Material Adverse Effect on SM&A or Newco; and there are no claims, actions, suits or proceedings, pending or, to the Knowledge of SM&A or Newco threatened, against or affecting SM&A or Newco, at law or in equity, in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over each of SM&A and Newco or its business and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received. Each of SM&A and Newco has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statues, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters, and trading-with-the-enemy matters. Neither SM&A nor Newco has received any notification of any asserted present or past unremedied failure by SM&A or Newco to comply with any of such laws, rules, ordinances, decrees or orders.

7.      COVENANTS.

        7.1 Access and Cooperation. Between the date of this Agreement and the Closing Date, each of the Company and SM&A will afford to the officers and authorized representatives of the other party access to all of its and its subsidiaries' sites, properties, books and records and will furnish the other party with such additional financial and operating data and other information as to the business and properties of it and its subsidiaries as the other party may from time to time reasonably request subject to regulatory requirements concerning public reporting entities under the Securities Exchange Act of 1934, as amended. Each of the Company and SM&A and its subsidiaries will cooperate with the other party, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Each of the Company and SM&A will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential. The confidentiality agreement(s) heretofore signed by the Company and SM&A listed on Schedule 7.1 shall remain in full force and effect until the Closing.

        7.2 Conduct of Business Pending Closing. Between the date hereof and the Effective Time, each of the Company and the Subsidiary shall:

               (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

               (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

               (c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

               (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

               (e) use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships with suppliers, customers and others having business relations with it; provided, however, subject to the representations and warranties contained herein and the terms and conditions of the Employment Agreements to the contrary, that (X) neither the Company nor the Subsidiary shall have any liability with respect to the determination of any of their employees to terminate their employment at any time, either before or after the Effective Time, and neither SM&A nor Newco shall be entitled to any adjustment in the Merger Consideration for any such terminations; and (Y) neither the Company nor the Subsidiary, shall have any liability with respect to the determination of any of their customers or suppliers to cease doing business with the Company, or the Subsidiary, as the case may be, either before or after the Effective Time, and neither SM&A nor Newco shall be entitled to any adjustment in the Merger Consideration for any such event;

               (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and similar governmental approvals;

               (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments, without the knowledge and consent of SM&A; and

               (h) use commercially reasonable efforts (such efforts not to require a rescision offer) to correct any prior failure to comply with applicable federal and state securities laws in connection with the prior issuance of its securities.

        7.3 Prohibited Activities. Between the date hereof and the Effective Time, each of the Company and the Subsidiary will not, without the prior written consent of SM&A:

               (a) make any change in its Articles of Incorporation or Bylaws;

               (b) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

               (c) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

               (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures in excess of $10,000, other than in the ordinary course of business and consistent with past practice;

               (e) increase any fringe benefit or the compensation payable or to become payable to any officer, director, shareholder, employee or agent, or make any bonus or management fee payment to any such person, other than in the ordinary course of business and consistent with past practice;

               (f) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired; provided, however, that in the event that the Cash Out Amount exceeds $2,200,000 the Company may do any of the foregoing in connection with entering into a loan or other agreement to borrow funds necessary for the Cash Out;

               (g) sell, assign, lease or otherwise transfer or dispose of any material property or equipment, other than in the ordinary course of business and consistent with past practice;

               (h) negotiate for the acquisition of any business or the start-up of any new business;

               (i) merge or consolidate or agree to merge or consolidate with or into any other corporation;

               (j) waive any of its material rights or claims, other than the ordinary course of business and consistent with past practice and for fair value;

               (k) breach or permit a breach, amend or terminate any material agreement or any of its permits, licenses or other rights;

               (l) in the case of the Company, permit its deferred Tax (as defined in Section 4.20) liability to exceed $4,100,000; or

               (m) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

        7.4 [Reserved].

        7.5 Release by Principal Shareholders. EACH PRINCIPAL SHAREHOLDER HEREBY AGREES AND CONFIRMS THAT EFFECTIVE AS OF THE CLOSING THE PRINCIPAL SHAREHOLDER HEREBY FULLY RELEASES, ACQUITS AND FOREVER

DISCHARGES EACH OF THE COMPANY AND THE SUBSIDIARY, TOGETHER WITH ITS SUCCESSORS, ASSIGNS, AFFILIATES, ANY PARENT AND RELATED PARTIES, FROM ANY AND ALL LIABILITY, CLAIM, DAMAGE, SUIT, COST, EXPENSE OR OBLIGATION OF ANY NATURE WHATSOEVER WHETHER KNOWN OR UNKNOWN, ARISING IN RESPECT OF OR IN CONNECTION WITH ANY TIME OR PERIOD OF TIME ON OR PRIOR TO THE DATE HEREOF, EXCEPT FOR COMPENSATION PAYABLE TO SUCH PRINCIPAL SHAREHOLDER BY THE COMPANY OR THE SUBSIDIARY BASED UPON THE COMPANY'S OR THE SUBSIDIARY'S STANDARD PRACTICES WHICH HAS NOT BEEN PAID, PLUS THE REASONABLE REIMBURSABLE EXPENSES BASED UPON THE PAST PRACTICES OF THE PRINCIPAL SHAREHOLDER THAT HAVE NOT BEEN PAID, AND EXCEPT FOR ANY CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

        7.6 No Shop. Between the date of this Agreement and the earlier of (i) the Closing Date or (ii) September 15, 1998, each of the Company, the Subsidiary and the Principal Shareholders shall not, directly or indirectly, in any way solicit, initiate contact with, or enter into or conduct any discussions or negotiations, or enter into any agreements, whether written or oral, with any other firm, entity or individual, with respect to the sale of the stock or assets or the merger or other business combination of each of the Company and the Subsidiary with any other entity (an "Acquisition Transaction"). Each of the Company and the Subsidiary and each Principal Shareholder, shall, if it or he is the recipient of such an offer, immediately notify SM&A of such event and the details of such offer. Any provision of this Agreement to the contrary notwithstanding, the parties hereto acknowledge that each of the Company and the Subsidiary and each Principal Shareholder is bound by its fiduciary obligations and that they each must act in accordance with those obligations.

        7.7 Options. Prior to, or contemporaneous with, the Closing, the Company Options shall be exercised or cancelled.

        7.8 Conduct of Regulation D Offering. SM&A shall conduct the offering of the SM&A Stock issuable pursuant to the Merger in compliance with Regulation D and any applicable state securities laws. SM&A shall not offer SM&A Stock to more than thirty-five (35) persons who are not "accredited investors" (as defined in Rule 501(a) of Regulation D).


8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS.

        The obligations of the Company and each of the Principal Shareholders to close the transactions set forth in this Agreement are subject to the following conditions. Upon Closing, all conditions not satisfied are deemed to be waived:

        8.1 Representations and Warranties; Performance of Obligations. The representations and warranties of SM&A and Newco contained in Article 6 shall be accurate as of the Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by SM&A and

Newco on or before the Closing Date shall have been duly complied with and performed; and the Company shall have received a certificate from a duly authorized officer of SM&A to such effect.

        8.2 Counsel Approval. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to the Company.

        8.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the acquisition by SM&A of the Company Stock or the payment by SM&A of any Merger Consideration; and no governmental agency or body shall have taken any other action or made any request of the Company as a result of which the management of the Company deems it inadvisable to proceed with the transactions hereunder.

        8.4 No Material Adverse Change. No material adverse change in the results of operations, financial condition or business of each of SM&A and Newco shall have occurred, and each of SM&A and Newco shall not have suffered any material loss or damage to any of its properties or assets, whether or not covered by insurance, since the date hereof, which change, loss or damage materially affects or impairs the ability of each of SM&A and Newco to conduct its business; and the Company shall have received a certificate from a duly authorized officer of SM&A to such effect.

        8.5 Opinion of Counsel. The Company shall have received an opinion from Rutan & Tucker, counsel to SM&A, dated the Closing Date, in the form attached hereto as Exhibit 3.2(b)(vi).

        8.6 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency or any third party relating to the consummation of the transactions contemplated herein shall have been obtained or made, as applicable, and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Company's performance of its obligations hereunder, and no governmental agency or body shall have taken any other action or made any request of the Company as a result of which of the Company deems it inadvisable to proceed with the transactions hereunder.

        8.7 Additional Liabilities and Obligations. SM&A shall have delivered to the Company a list, dated the Closing Date, setting forth all material liabilities and obligations of SM&A and Newco arising since the date of this Agreement.

        8.8 Additional Contracts. SM&A shall have delivered to the Company a list, dated the Closing Date, showing all material contracts and agreements, together with copies thereof, entered into by each of SM&A and Newco since the date of this Agreement.

        8.9 Good Standing Certificates. SM&A shall have delivered to the Company a certificate, dated as of a date no longer than five (5) business days prior to the Closing Date, duly issued by the Secretary of State of the State of California, showing that each of SM&A and Newco is in good standing and authorized to do business and that all state franchise and/or income tax returns have been filed and taxes paid for each of SM&A and Newco for all period prior to the Closing.

        8.10 Securities Compliance. The issuance of the SM&A Stock to the Company's shareholders shall qualify for an exemption from registration pursuant to Regulation D.

        8.11 Tax Opinion. The Company shall have received an opinion from Deloitte & Touche, LLP, dated the Closing Date, stating that the Merger, if completed pursuant to the provisions of this Agreement, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

9.      CONDITIONS PRECEDENT TO OBLIGATIONS OF SM&A AND NEWCO.

        The obligation of SM&A and Newco to close the transactions set forth in this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions. Upon Closing, all conditions not satisfied are deemed to be waived.

        9.1 Representations and Warranties; Performance of Obligations. The representations and warranties of the Company and the Principal Shareholders contained in Article 4 and Article 5, respectively, shall be accurate as of the Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company and the Principal Shareholders on or before the Closing Date shall have been duly complied with and performed; and a certificate to the foregoing effect dated as of the Closing Date and signed by each Principal Shareholder with respect to such Principal Shareholder's representations, warranties and obligations and a certificate to the foregoing effect dated as of the Closing Date and signed by a duly authorized officer of the Company with respect to the Company's representations, warranties and obligations, shall have been delivered to SM&A.

        9.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the acquisition by SM&A of the Company Stock or the payment by SM&A of any Merger Consideration; and no governmental agency or body shall have taken any other action or made any request of SM&A as a result of which the management of SM&A deems it inadvisable to proceed with the transactions hereunder.

        9.3 Examination of Financial Statements. Prior to the Closing Date, SM&A shall have had sufficient time to review the unaudited consolidated balance sheets of the Company as of the end of the month immediately preceding the Closing Date, and the unaudited consolidated statements of income, cash flow and shareholders' equity of the Company for the period then ended, disclosing no material adverse change in the financial condition of each of the Company and the Subsidiary or the results of its operations from the financial statements originally furnished by the Company, as of January 31, 1998 and the twelve (12)-month period so ended; and showing $2.2 million in cash on hand (less the Cash Out Amount).

        9.4 No Material Adverse Change. No material adverse change in the results of operations, financial condition or business of each of the Company and the Subsidiary shall have occurred, and each of the Company and the Subsidiary shall not have suffered any material loss or damage to any of its properties or assets, whether or not covered by insurance, since the Balance Sheet Date, which change, loss or damage materially affects or impairs the ability of the Company or the Subsidiary to conduct its business; and SM&A shall have received a certificate signed by a duly authorized officer of the Company dated the Closing Date to such effect.

        9.5 Review. SM&A, through its authorized representatives, must have completed a satisfactory review of the practices and procedures of each of the Company and the Subsidiary including, but not limited to, compliance with contracts and federal, state and local laws and regulations governing the operations of each of the Company and the Subsidiary, disclosing no actual or probable violations, compliance problems, required capital expenditures, out of the ordinary course of business, or other substantive concerns.

        9.6 Counsel Approval. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to SM&A.

        9.7 Opinion of Counsel. SM&A shall have received an opinion from Shaw Pittman Potts & Trowbridge, counsel to the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit 3.2(a)(vii).

        9.8 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency or any third party relating to the consummation of the transactions contemplated herein shall have been obtained or made, as applicable, and no action or proceeding shall have been instituted or threatened to restrain or prohibit SM&A's or Newco's performance of its obligations hereunder, including the acquisition of the Company Stock and payment of the Merger Consideration, and no governmental agency or body shall have taken any other action or made any request of SM&A or Newco as a result of which SM&A or Newco deems it inadvisable to proceed with the transactions hereunder.

        9.9 Additional Liabilities and Obligations. The Company shall have delivered to SM&A a list, dated the Closing Date, setting forth all material liabilities and obligations of each of the Company and the Subsidiary arising since the Balance Sheet Date.

        9.10 Additional Contracts. The Company shall have delivered to SM&A a list, dated the Closing Date, showing all material contracts and agreements, together with copies thereof, entered into by each of the Company and the Subsidiary since the date of this Agreement.

        9.11 Good Standing Certificates. The Company shall have delivered to SM&A a certificate, dated as of a date no longer than five (5) business days prior to the Closing Date, duly issued by the State Corporation Commission of the Commonwealth of Virginia, showing that the Company is in good standing and authorized to do business and that all state franchise and/or income tax returns have been filed and taxes paid for each of the Company and the Subsidiary for all periods prior to the Closing.

        9.12 Securities Compliance. The issuance of the SM&A Stock to the Company's shareholders shall qualify for an exemption from registration pursuant to Regulation D.

        9.13 Termination of the Company Stock Option Plan. The Company's Board of Directors shall have voted to terminate the Company's Stock Option Plan as of the Effective Time.

        9.14 Options. All outstanding rights, options, warrants and convertible securities of each of the Company and the Subsidiary shall have been terminated to the reasonable satisfaction of SM&A. All existing registration rights of holders of securities in the Company shall have been terminated, and SM&A shall have received a certificate to such effect, signed on behalf of the Company by a duly authorized officer of the Company.

        9.15 Dissenters' Rights. At the Closing, the Company's shareholders holding in the aggregate less than five percent (5%) of the Company Stock, shall have perfected their Dissenters' Rights.

        9.16 Compliance With Regulation D and Rule 144. All shareholders of the Company at the Closing Date shall have executed and delivered to SM&A appropriate documentation concerning the status and eligibility to receive SM&A Stock pursuant to Regulation D including an agreement in form and substance reasonably satisfactory to SM&A providing that such persons will not sell or otherwise dispose of any securities of SM&A received pursuant to the Merger without registration under the Securities Act and any applicable state securities laws, absent an available exemption therefrom.

10.     INDEMNIFICATION.

        10.1 Survival. The representations, warranties, covenants and agreements of the parties made in this Agreement shall survive (and not be affected in any respect by) the Closing and any examination or investigation conducted by or on behalf of the parties hereto and any information which any party may receive pursuant to the Schedules hereto or otherwise. Notwithstanding the foregoing, the right of indemnification or other claim with respect to each representation and warranty contained in this Agreement shall terminate on the date (the "Survival Date") occurring on the second anniversary of the Closing Date. provided, however, the right to indemnification with respect to such representations and warranties, and the liability of any party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice prior to the Survival Date.

        10.2   Indemnification by Shareholders.

               (a) The holders of Outstanding Company Shares shall indemnify, defend, protect and hold harmless SM&A and the Company, each of their respective successors and assigns and each of their directors, officers, employees, agents and affiliates (each an "SM&A Indemnified Person"), at all times from and after the date of this Agreement (subject to any limitation on the survival of representations and warranties set forth in Section 10.1), against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses ("Losses") (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation ("Legal Expenses")) based upon, resulting from or arising out of (i) any inaccuracy or breach of any representation, or warranty of the Company contained in this Agreement, and (ii) the breach by the Company of, or the failure by the Company to observe, any of its covenants or other agreements contained in this Agreement.

               (b) Each of the Principal Shareholders shall indemnify, defend, protect and hold harmless each SM&A Indemnified Person, at all times from and after the date of this Agreement (subject to any limitation on the survival of representations and warranties set forth in Section 10.1) against all Losses (including specifically, but without limitation, Legal Expenses) based upon, resulting from or arising out of
        (i) any inaccuracy or breach of any representation, or warranty of such Principal Shareholder contained in this Agreement, and (ii) the breach by such Principal Shareholder of, or the failure by the Principal Shareholder to observe, any of such Principal Shareholder's covenants or other agreements contained in this Agreement.

               (c) The liability of each holder of Outstanding Company Shares, other than a Principal Shareholder, under this Section 10.2 shall be limited to his pro rata interest in the Escrow Shares. The liability of each Principal Shareholder shall be limited to the aggregate Merger Consideration received by such Principal Shareholder.

        10.3 Indemnification by SM&A. SM&A covenants and agrees that it will indemnify, defend, protect and hold harmless each holder of Outstanding Company Shares, his successors and heirs (each a "Shareholder Indemnified Person") at all times from and after the date of this Agreement (subject to any limitation on the survival of representations and warranties set forth in Section 10.1) against all Losses (including specifically, but without limitation, Legal Expenses) based upon, resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of SM&A or Newco contained in this Agreement, and (b) the breach by SM&A or Newco of, or the failure by SM&A or Newco to observe, any of its covenants or other agreements contained in or made pursuant to this Agreement.

        10.4 Indemnification Procedures.

               (a) Promptly after receipt by any person entitled to indemnification under Section 10.2 or 10.3 (an "indemnified party") of notice of the commencement of any action, suit or proceeding by a person not a party to this Agreement in respect of which the indemnified party will seek indemnification hereunder (a "Third Party Action"), the indemnified party shall notify the person that is obligated to provide such indemnification (the "indemnifying party") thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party under
        Section 10.2 or 10.3, except to the extent that the indemnifying party is prejudiced by the failure to give such notice. The indemnifying party shall be entitled to participate in the defense of such Third Party Action and to assume control of such defense (including settlement of such Third Party Action) with counsel reasonably satisfactory to such indemnified party; provided, however, that:

                       (i) the indemnified party shall be entitled to
               participate in the defense of such Third Party Action and to employ counsel at its own expense (which shall not constitute Legal Expenses for purposes of this Agreement) to assist in the handling of such Third Party Action;

                      (ii) the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party or the indemnified party would be adversely affected thereby;

                      (iii) no indemnifying party shall consent to the entry of
               any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all liability in respect of such Third Party Action; and

                      (iv) the indemnifying party shall not be entitled to
               control the defense of any Third Party Action unless the indemnifying party confirms in writing its assumption of such defense and continues to pursue the defense reasonably and in good faith. After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing, (i) the indemnifying party shall not be liable to such indemnified party hereunder for any Legal Expenses subsequently incurred by such indemnified party attributable to defending against such Third Party Action, and (ii) as long as the indemnifying party is reasonably contesting such Third Party Action in good faith, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the indemnifying party's prior written consent. If the indemnifying party does not assume control of the defense of such Third Party Action in accordance with this Section 10.4, the indemnified party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefor in accordance with this Section 10.4. The reimbursement of fees, costs and expenses required by this Section 10.4 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

               (b) If an indemnified party has actual knowledge of any facts or circumstances other than the commencement of a Third Party Action which cause in good faith it to believe that it is entitled to indemnification under this Article 10 then such indemnified party shall promptly give the indemnifying party notice thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party under Section 10.2 or 10.3, as the case may be, except to the extent that the indemnifying party is prejudiced by the failure to give such notice.

11.     NONCOMPETITION.

        11.1 Prohibited Activities of the Principal Shareholders. Each Principal Shareholder hereby covenants and agrees as follows:

               (a) For a period of three (3) years after the Closing Date (except as set forth in the following paragraph), each Principal Shareholder shall not for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other Person, engage, as an officer, director, shareholder, owner, partner, joint venturer, lender or in any capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct or indirect competition with the Company, the Subsidiary or SM&A on the Closing Date;

               Notwithstanding the foregoing provisions of this paragraph (a) each Principal Shareholder may (i) be a passive investor owning no more than five percent (5%) of the outstanding equity securities of any corporation the equity securities of which are listed on a national securities exchange or traded on the NASDAQ National Market System and with which such Principal Shareholder has no other connection whatsoever or (ii) invest in or act as an employee, consultant or other position for SM&A, or any of its Affiliates; or

               (b) For a period of three (3) years after the Closing Date, each Principal Shareholder shall not, directly or indirectly, offer to employ any person who is, at that time, or who has been within one (1) year prior to that time, an employee of SM&A, the Company or the Subsidiary. For the purposes of this Section 11.1 general advertising concerning available employment opportunities through newspapers or trade journals shall not constitute solicitation.

        11.2 Prohibited Activities of SM&A and Newco. In the event the Closing does not occur for any reason, for a period of one (1) year after the date of this Agreement, each of SM&A and Newco shall not for any reason whatsoever, solicit the employment of any person who is, at that time, or who has been within one (1) year prior to that date, an employee of the Company or the Subsidiary. For the purposes of this Section 11.2 general advertising concerning available employment opportunities through newspapers or trade journals shall not constitute solicitation.

        11.3 Acknowledgments.

               (a) The parties hereto agree and acknowledge that the damages that would be suffered by a nonbreaching party as a result of any breach of the provisions of this

        Article 11 may not be calculable and that an award of a monetary judgment for such a breach would be an inadequate remedy. Consequently, a nonbreaching party shall have the right, in addition to any other rights it may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach of any provision of this Article 11 or otherwise to specifically enforce any of the provisions hereof, and a nonbreaching party shall not be obligated to post a bond or other security in seeking such relief. This remedy is in addition to damages directly or indirectly suffered by a nonbreaching party and reasonable attorneys' fees; and

               (b) The parties hereto agree that the restraint, duration and area for which the covenants in this Article 11 are to be effective are reasonable in light of the business and activities of the parties hereto. In the event that any court finally determines that the time period or the geographic scope of any such covenant is unreasonable or excessive and any covenant is to that extent made unenforceable, the parties agree that the restrictions in this Article 11 shall remain in full force and effect for the greatest time period and within the greatest geographic area that would not render it unenforceable. The parties intend that each of the covenants in Article 11 shall be deemed to be a separate covenant.

        11.4 Independent Covenant. All of the covenants in this Article 11 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of a nonbreaching party against a breaching party, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any party of such covenants.

12. FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON SM&A STOCK; REGISTRATION RIGHTS.

        12.1 Regulation D. The SM&A Stock issuable in connection with the Merger has not, and as of the Closing will not, be registered under the Securities Act. Such SM&A Stock will be issued pursuant to an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act. Consequently, the SM&A Stock issued in connection with the Merger may not be sold or otherwise transferred unless a registration statement under the Securities Act is in effect with respect to such securities, or in the alternative, an exemption from registration under the Securities Act is found to be available to the reasonable satisfaction of SM&A.

        12.2 Registration Rights Agreement; Registration Efforts. On the Closing Date, SM&A and the recipients of SM&A Stock in connection with the Merger shall each execute a Registration Rights Agreement (the "Registration Rights Agreement") in substantially the form of Exhibit 12.2 attached hereto which shall provide that the SM&A Stock issuable pursuant to the Merger shall be registered, pursuant to a registration statement to be filed with the SEC.

        12.3 Form 8-K. The Principal Shareholders shall cooperate with and assist the Company and SM&A, to the extent reasonably requested by the Company or SM&A, in providing information for the preparation of the Report on Form 8-K to be filed by SM&A in connection with the Merger.

        12.4 Legend. All SM&A Stock issued in connection with the Merger shall bear substantially the following legend:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED."

13.     CERTAIN DEFINITIONS.

        13.1 "Affiliate" (whether or not capitalized) shall mean, with respect to any person, any other person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first person. As used in this definition, "control" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interest, by contract or otherwise).

        13.2 "Average Closing Price for the Base Period" means the average of the closing prices of SM&A Stock on the NASDAQ National Market for the twenty
(20) trading days immediately preceding the date of this Agreement.

        13.3 "Cash Consideration" means the amount equal to $12,300,000 less the Purchase Price Adjustment Amount, if any, and further (i) decreased by fifty percent (50%) of the amount by which the Cash Out Amount exceeds $6,000,000 or
(ii) increased by fifty percent (50%) of the amount by which the Cash Out Amount is less than $6,000,000, as the case may be.

        13.4 "Cash Exchange Amount" shall mean the Cash Consideration divided by the Outstanding Company Shares.

        13.5 "Cash Out" means the payment of cash by the Company to reduce the aggregate number of its shareholders and optionholders, who are not "accredited investors" as defined in Rule 501(a) of Regulation D, to thirty-five (35) or less.

        13.6 "Cash Out Amount" means the amount expended by the Company in the Cash Out.

        13.7 "Company Options" mean all options and warrants, whether vested or not, to purchase shares of Company Stock.

        13.8 "Company Stock" means the common stock, $.01 par value per share, of the Company.

        13.9 "Dissenters' Rights" shall mean the rights of shareholders of the Company to dissent from corporate action and receive payment of the fair value of their shares of Company Stock under the Dissenters Law.

        13.10 "Encumbrances" shall mean mortgages, liens, pledges, encumbrances (legal or equitable), claims, charges, security interests, covenants, conditions, voting and other restrictions, rights-of-way, easements, options, encroachments, rights of others and any other matters affecting title, except, in the case of the Company Stock and the SM&A Stock, for restrictions on the sale or other disposition thereof imposed by federal or state securities laws.

        13.11 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        13.12 "GAAP" shall mean generally accepted accounting principles.

        13.13 "Government Authority" shall mean any government or state (or any subdivision thereof), whether domestic, foreign or multinational, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any government court or tribunal.

        13.14 "Knowledge" with respect to the Company or the Subsidiary shall mean all facts and conditions which are actually known by any of the executive officers or directors of the Company or the Subsidiary, as the case may be, or which should have been known by prudent managers holding such positions with access to the books and records of the Company or the Subsidiary, as the case may be; and "Knowledge" with respect to SM&A or Newco shall mean all facts and conditions which are actually known by any of the executive officers or directors of SM&A or Newco, as the case may be, or which should have been known by prudent managers holding such positions with access to the books and records of SM&A or Newco, as the case may be.

        13.15 "Legal Requirement" shall mean any law, statute, ordinance, code, rule, regulation, standard, judgment, decree, writ, ruling, arbitration award, injunction, order or other requirement of any Government Authority.

        13.16 "Material Adverse Effect" shall mean any material adverse change in or effect on, or any change that may reasonably be expected to have a material adverse effect on, (i) the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, or prospects of each of the Company and the Subsidiary or each of SM&A and Newco, as the context requires, (ii) the ability of any of the parties hereto to consummate the transactions contemplated by this Agreement or any related agreement to which any such party is a party.

        13.17 "Outstanding Common Shares" shall mean the number of shares of Company Stock outstanding immediately prior to the Effective Time, and any of such shares. For the avoidance of doubt, Outstanding Company Shares do not include shares held by the Company, whether as treasury stock or otherwise, or held by a subsidiary of the Company.

        13.18 "Person" (whether or not capitalized) shall mean and include an individual, corporation, company, limited liability company, limited liability partnership, partnership, joint venture, association, trust, and other unincorporated organization or entity and a governmental entity or any department or agency thereof.

        13.19 "Private Placement Memorandum" means the Private Placement Memorandum and related disclosure documents furnished to the Company's shareholders relating to the Merger pursuant to the requirements of Regulation D under the Securities Act.

        13.20 "Purchase Price Adjustment Amount" shall mean any professional fees (including, without limitation, any legal, accounting and investment banker/advisor fees) of the Company paid or payable on or before the Closing Date in respect of the Merger in excess of an aggregate of $485,000 (including an amount, not to exceed $35,000, payable by the Company to Deloitte & Touche, LLP for its fees for preparing and delivering a tax opinion that the transactions contemplated hereby shall be treated as a tax-free reorganization under Section 368(a) of the Code).

        13.21 "Regulation D" shall mean Regulation D of the Securities Act.

        13.22 "SEC" shall mean the Securities and Exchange Commission.

        13.23 "Securities Act" shall mean the Securities Act of 1933, as amended.

        13.24 "Share Consideration" means the number of shares of SM&A Stock obtained by dividing $12,600,000 by the Average Closing Price for the Base Period, and either (i) increased by the number of shares of SM&A Stock obtained by dividing (A) the amount of which is fifty percent (50%) of the amount by which the Cash Out Amount is less than $6,000,000, by (B) the Average Closing Price for the Base Period, or (ii) decreased by the number of shares of SM&A Stock obtained by dividing (A) the amount which is fifty percent (50%) of the amount by which the Cash Out Amount exceeds $6,000,000, by (B) the Average Closing Price for the Base Period, as the case may be.

        13.25 "Share Exchange Ratio" is equal to (i) the Share Consideration divided by (ii) the Outstanding Company Shares.

        13.26 "SM&A Stock" means the common stock, no par value of SM&A.

        13.27 "Technology" shall mean all trade secrets, proprietary information, software and computer programs and source code data relating thereto (including all current and historical data bases) research records, test information, market surveys, marketing know-how, inventories, know-how, processes and procedures owned, used by or licensed to each of the Company and the Subsidiary.

14.     TERMINATION.

        14.1 Circumstances of Termination. This Agreement may be terminated (notwithstanding approval by the shareholders of any party hereto):

               (a) By the mutual consent in writing of the Boards of Directors of the Company and SM&A;

               (b) By the Board of Directors of the Company if any condition provided in Article 8 hereof has not been satisfied or waived on or before the Closing Date;

               (c) By the Board of Directors of SM&A if any condition provided in Article 9 hereof has not been satisfied or waived on or before the Closing Date;

               (d) By the Board of Directors of either the Company or SM&A if the Effective Time has not occurred by September 15, 1998;

               (e) By SM&A if the Company or any Principal Shareholder has breached in any material respect any of the representations or warranties contained in Article 4 or Article 5, respectively;

               (f) By the Company if SM&A or Newco has breached in any material respect any of the representations or warranties contained in Article 6;

               (g) By SM&A if (i) the Company's Board of Directors (A) fails to include a recommendation that the Company's shareholders vote in favor of the adoption of this Agreement, (B) withdraws its recommendation that shareholders vote in favor of the Merger, or (C) promulgates a favorable recommendation regarding an Acquisition Transaction, or (ii) less than two-thirds (2/3) of the Company's shareholders vote in favor of this Agreement on or before September 15, 1998; and

        14.2   Termination Fee.

               (a) In order to induce SM&A to enter into this Agreement and to reimburse SM&A for its costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Company will make a cash payment to SM&A in the amount of SM&A's reasonable out-of-pocket expenses in connection with this Agreement and the transactions contemplated hereby up to a maximum of $350,000 if:

                       (i) SM&A has terminated this Agreement pursuant to
               Section 14.1(e) because of a breach of any of the Company's or Principal Shareholders' representations and warranties contained in Article 4 or Article 5, respectively; or

                      (ii) SM&A has terminated this Agreement pursuant to
               Section 14.1(g)(i).

               (b) The Company will make a cash payment to SM&A of $1,000,000 if within twelve (12) months following the termination of this Agreement, (i) any of the Company, the Subsidiary and the Principal Shareholders shall, directly or indirectly, in any way solicit, initiate contact with, or enter into or conduct any discussions or negotiations, or enter into any agreements, whether written or oral, with any other firm, entity or individual, with respect to the sale of the stock or assets or the merger or other business combination of each of the Company and the Subsidiary with any other entity, and (ii) the Company is acquired in an Acquisition Transaction for consideration greater than $24,900,000, it being agreed that the foregoing represents a reasonable estimate of SM&A's damages, costs and expenses and is not intended as a penalty.

               (c) Any payment required under this Section 14.2 will be payable by the Company to SM&A (by wire transfer of immediately available funds) to an account designated by SM&A within thirty (30) business days after demand by SM&A.

        14.3 Effect of Termination. Except as provided in Section 14.2, in the event of a termination of this Agreement pursuant to Section 14.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, and shareholders) shall be liable to any other party for any costs, expenses, damages, or loss of anticipated profits hereunder.

15.     GENERAL.

        15.1 Cooperation. The Company, the Principal Shareholders and SM&A shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. Each Principal Shareholder will cooperate and use his best efforts to have the present officers, directors and employees of the Company cooperate with SM&A on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

        15.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned except by operation of law or the prior written consent of the other parties, and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the Company and SM&A, and the heirs and legal representatives of the Principal Shareholders.

        15.3 Entire Agreement. This Agreement (including the Exhibits attached hereto and the Schedules delivered pursuant hereto) and the other writings specifically identified herein or contemplated hereby contain the entire agreement and understanding between the parties hereto with respect to the transactions contemplated herein and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Company, the Principal Shareholders, Newco and SM&A.

        15.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        15.5 Brokers and Agents. Each party represents and warrants that it employed no broker or agent in connection with this transaction, and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party, except as follows. SM&A and Newco acknowledge and agree that the Company has engaged the services of Ferris, Baker Watts, Incorporated ("FBW") and that, in the event that the Merger and related transactions are consummated, FBW will receive a commission of one percent (1%) of the value of any Merger Consideration received by the shareholders of the Company. The FBW commission shall be included within the $485,000 amount set forth in Sections 13.20 and 15.6.

        15.6 Payment of Expenses. Each of the parties hereto shall pay all its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that SM&A shall pay up to $485,000 to the Company at the Closing for costs and expenses of professionals retained by the Company in connection with the Merger and related transactions (including, without limitation, any legal, accounting and investment advisory fees and including an amount, not to exceed $35,000, payable by the Company to Deloitte & Touche, LLP for its fees for preparing and delivering a tax opinion that the transactions contemplated hereby shall be treated as a tax-free reorganization under Section 368(a) of the Code).

        15.7 Attorney's Fees, Prevailing Party. Should any proceeding be commenced between the parties to this Agreement seeking to enforce any of its provisions the prevailing party in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for attorneys' fees and all legal expenses and fees incurred on appeal and all interest thereon. For the purposes of this provision, "prevailing party" shall include a party which dismisses an action for recovery hereunder in exchange for payment of the sum allegedly due, performance of covenants allegedly breached, or consideration substantially equal to the relief sought in the action or proceeding.

        15.8 Notices. All notices or communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party.

               (a)    If to SM&A or Newco, addressed to them at:

                      Steven Myers & Associates, Inc.
                      4695 MacArthur Court, Eight Floor
                      Newport Beach, California 92660
                      Attn:  Chief Operations Officer
                      Telephone:  (714) 975-1550
                      Fax: (714) 975-1342
                      with a copy (which shall not constitute notice) to:

                      Rutan & Tucker
                      611 Anton Blvd., Suite 1400
                      Costa Mesa, CA 92626-1998
                      Attn:  Thomas J. Crane, Esq.
                      Telephone:  (714) 641-5100
                      Fax: (714) 546-9035

               (b) If to the Principal Shareholders, addressed to:

                      Decision-Science Applications, Inc.
                      1110 N. Glebe Road
                      Arlington, Virginia  22201
                      Attn:  Mr. Guy A. Ackerson

               (c) If to the Company, addressed to it at:

                      Decision-Science Applications, Inc.
                      1110 N. Glebe Road
                      Arlington, Virginia  22201
                      Attn:  Mr. Guy A. Ackerson
                      Telephone: (703) 243-2500
                      Facsimile:  (703) 875-9231

               (d) with a copy (which shall not constitute notice) to:

                      Shaw Pittman Potts & Trowbridge
                      2300 N Street, N.W.
                      Washington, D.C.  20037
                      Attn:  Barbara M. Rossotti, Esq.
                      Telephone: (202) 663-8066
                      Facsimile:  (202) 663-8007

        15.9 Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

        15.10 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

        15.11 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        15.12 General Terms. As used in this Agreement, the terms "herein," "herewith," and "hereof" are references to this Agreement, taken as a whole; the term "includes" or "including" shall mean "including, without limitations," and references to a "Section," "subsection," "clause," "Article," "Exhibit," "Appendix," or "Schedule" shall mean a Section, subsection, clause, Article, Exhibit, Appendix or Schedule of this Agreement, as the case may be, unless in any such case the context requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a law includes any amendment or modification thereof. The singular shall include the plural, and the masculine shall include the feminine and neuter, and vice versa.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"SM&A"                                      STEVEN MYERS & ASSOCIATES, INC.,
                                            a California corporation


                                            By: /s/ KENNETH W. COLBAUGH
                                                --------------------------------
                                            Name: KENNETH W. COLBAUGH
                                            Title: COO/Executive Vice President


"COMPANY":                                  DECISION-SCIENCE-APPLICATIONS, INC.,
                                            a Virginia corporation


                                            By: /s/ GUY A. ACKERSON
                                                --------------------------------
                                            Name: GUY A. ACKERSON
                                            TITLE: CEO/Chairman of the Board


"NEWCO":                                    DSA ACQUISITION, INC.,
                                            a California corporation

                                            By: /s/ KENNETH W. COLBAUGH
                                                --------------------------------
                                            Name: KENNETH W. COLBAUGH
                                            Title: President



"PRINCIPAL SHAREHOLDERS":                  /s/ GUY A. ACKERSON
                                           -------------------------------------
                                               GUY A. ACKERSON

                                           /s/ GARY L. LUCAS
                                           -------------------------------------
                                               GARY L. LUCAS